EXHIBIT 99.1

[LOGO OF CATALINA LIGHTING]

NEWS RELEASE for May 17, 2004
Contact: Allen & Caron	Catalina Lighting, Inc.
Jay McKeage (investors) jay@allencaron.com (212) 691-8087 or Brian Kennedy (media) brian@allencaron.com (212) 691-8087	Gary Rodney
Chief Financial Officer
(305) 558-4777

CATALINA LIGHTING REPORTS SECOND-QUARTER FISCAL 2004 RESULTS

MIAMI (May 17, 2004) … Catalina Lighting, Inc. (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today announced results for its second quarter ended March 31, 2004. The Company reported a net loss of $712,000, or a loss of $0.13 per diluted share, for its fiscal 2004 second quarter, compared to net income of $1.3 million, or $0.23 per diluted share, for the second quarter of fiscal 2003. For the six months ended March 31, 2004, the Company reported net income of $1.2 million, or $0.21 per diluted share, compared to net income of $3.5 million, or $0.60 per diluted share, for the six months ended March 31, 2003.

Approximately 47 percent of the $712,000 loss in the second quarter was attributable to a foreign currency exchange impact resulting from the Company’s borrowing in British Pounds from its UK subsidiary, utilizing their primary credit facility, which was established on December 23, 2003, with a UK lender. The balance of the loss was attributable to a number of other factors, including pricing pressures, product costs, production mix and facility closing costs in Mexico. In spite of challenges in other areas of the business, the UK segment continued to turn in a solid performance. Net sales of the UK subsidiary, translated in USD, increased $10.4 million, or 15.9 percent, to $75.8 million for the six months ended March 31, 2004, when compared to the same period in the prior year.

Catalina CEO Bob Varakian commented, “As we continue to revitalize the Company, we are increasing our investments in product development as part of our overall focus on customer satisfaction, including new product designs and the support required to launch these new products. In the second quarter, we increased our product development spending 51 percent over the same quarter in the prior year, and for the six months our spending in this area increased 55 percent over the same period in the prior year.”

Varakian continued, “We are excited about our new rollout program with a national DIY retailer that operates over 1,000 store locations in the US, which began April 1, 2004, during our third quarter. We have dedicated shelf space for our private label track lighting products in over 800 of their locations. We expect this new program to benefit both US sales and the China Manufacturing and Distribution division factory utilization.”

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CATALINA LIGHTING REPORTS SECOND QUARTER FISCAL 2004 RESULTS

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Consolidated net sales for the second quarter rose three percent to $51.5 million; while net sales for the six months ended March 31, 2004, increased 1.5 percent to $107.7 million, compared to the same periods in the prior year. CEO Varakian noted that the Company has yet to realize the positive impact of our investments in new products and customer expansion programs. Varakian added that Catalina expects to see the benefits of our revitalization efforts in the North American market, during the second half of this fiscal year.

About Catalina Lighting, Inc.

Catalina Lighting, Inc. is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina®, Dana®, Ring®, Illuminada® and Aziano™. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements, including, without limitation, that the Company expects the new rollout program of its private label track product will benefit both U.S. sales and the China Manufacturing and Distribution division factory utilization, and that Catalina expects to see the benefits of its revitalization efforts in the North American market during the second half of this fiscal year. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: general domestic and international economic conditions which may affect consumer spending; the success or failure of the reorganization of the Company’s sales structure; the success or failure of the reorientation of the Company’s brand strategy; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; continued strength in sales by the Company’s U.K. business segment; new products and technological changes and delays associated therewith; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; disruption in local and international travel and shipping regimens, particularly in, to, and from Asia; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; unanticipated or unusual costs or expenses; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

TABLE FOLLOWS

CATALINA LIGHTING REPORTS SECOND QUARTER FISCAL 2004 RESULTS

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CATALINA LIGHTING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003

	(Unaudited)		(Unaudited)
Net sales	$51,496	$49,942	$107,723	$106,112
Cost of sales	42,271	39,079	86,189	83,538

Gross profit	9,225	10,863	21,534	22,574
Selling, general and administrative expenses	8,445	7,941	16,949	15,208

Operating income	780	2,922	4,585	7,366

Other income (expenses)
Interest expense	(1,198)	(1,039)	(1,957)	(2,072)
Foreign currency (loss) gain, net	(599)	207	(658)	75
Other income (expenses)	(79)	(29)	(89)	(4)

Total other income (expenses)	(1,876)	(861)	(2,704)	(2,001)

(Loss) income before income taxes	(1,096)	2,061	1,881	5,365
Income tax (benefit) provision	(384)	721	658	1,878

Net (loss) income	$(712)	$1,340	$1,223	$3,487

Earnings (loss) per share
Basic
Earnings (loss) per share	$(0.13)	$0.24	$0.22	$0.63
Weighted average number of shares	5,577	5,555	5,574	5,555
Diluted
Earnings (loss) per share	$(0.13)	$0.23	$0.21	$0.60
Weighted average number of shares	5,577	5,787	5,897	5,799

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